Inuvo Revenue Increases 75% to $18.6 Million
for the First Quarter of 2022

LITTLE ROCK, AR, May 12, 2022 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today announced its financial results and provided a business update for the first quarter ending March 31, 2022.

Richard Howe, CEO of Inuvo, stated, “Our rapid growth has continued, as illustrated by a 75.3% year-over-year increase in revenue to $18.6 million. Notably, sales for both IntentKey and ValidClick increased 280% and 24%, respectively. Moreover, we achieved these results, despite the fact the first half of the year tends to be seasonally weaker, due to media budgeting and advertising cycles, which bodes well for the balance of 2022. At the same time, we continue to diversify our revenues across our growing client base.”

“We are on the cusp of a major transformation within the industry, due to new regulatory requirements and privacy concerns, resulting in the inability to utilize 3rd party cookies and consumer data. Historically, this data has been the cornerstone of virtually every competing service and technology provider within this industry. However, Firefox and Safari have already eliminated cookies and Apple is going even further with plans to eliminate IP address tracking used to identify consumers across devices. Google has also indicated plans to implement similar changes in 2023. This means the current tools, broadly accepted by the advertising community, are increasingly becoming ineffective. In contrast, IntentKey does not rely on consumer data and identification. With over $200 billion in annual advertising being spent across the open web, Inuvo expects to establish a dominant market position as a result of the unprecedented changes underway within the industry.”

“Looking ahead, we are off to a strong start to the second quarter of 2022. While our primary focus has been top-line growth, we remain on track to achieve positive adjusted EBITDA for the full year. With over $9.0 million of cash and marketable securities and no debt, we are well positioned to internally fund our growth and look forward to driving significant value for shareholders.”

Financial Results for the First Quarter Ended March 31, 2022
Net revenue for the first quarter ended March 31, 2022 totaled $18.6 million, an increase of 75.3% as compared to $10.6 million for the same period last year. IntentKey revenue for the three months ended March 31, 2022 exceeded the same period last year by 280%. ValidClick revenue for the three months ended March 31, 2022 exceeded the same period last year by 24%. Revenue split between IntentKey and ValidClick was roughly 44% versus 56% in the current period, which compares to 20% and 80%, respectively, for the same period last year.

Cost of revenue for the first quarter ended March 31, 2022, totaled $8.7 million as compared to $1.4 million for the same period last year. The increase in the cost of revenue for the three months ended March 31, 2022 as compared to the same period last year was related to the acquisition of new customers and growth of IntentKey as a percentage of revenue.

Gross profit for the first quarter ended March 31, 2022 totaled $9.9 million as compared to $9.2 million for the same period last year. Gross profit margin for the first quarter of 2022 was 53.5% as compared to 86.4% for the same period last year. The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin than the ValidClick platform. The gross margin decreased as IntentKey revenue became a greater percentage of net revenue.

Operating expenses for the three months ended March 31, 2022 totaled $12.1 million, an increase of 2.4% as compared to $11.8 million for the same period last year.

Other income in the current quarter was $17,700 due to an unrealized gain in marketable securities. The Other income in the first quarter of the prior year of $470,000 was primarily due to the early termination of a licensing agreement.
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Net loss for the first quarter of 2022 totaled $2.1 million, or $0.02 per basic and diluted share, as compared to net loss of $2.1 million, or $0.02 per basic and diluted share, for the same period last year.

Non-cash depreciation, amortization and stock based compensation expenses totaled approximately $1.4 million for the three months ended March 31, 2022, compared to roughly $1.2 million for the same period last year.

Adjusted EBITDA was a loss of $703 thousand in the first quarter of 2022, compared to a loss of $878 thousand for the same period last year.

Liquidity and Capital Resources:
On March 31, 2022, Inuvo had $9.0 million in cash, cash equivalents and marketable securities, $11.2 million of working capital, an unused working capital facility of $5 million and no debt.

As of March 31, 2022, Inuvo had 119,807,202 common shares issued and outstanding.

Conference Call Details:
Date: Thursday, May 12, 2022
Time: 4:15 p.m. Eastern Time
Toll-free Dial-in Number: 1-800-289-0438
International Dial-in Number: 1-323-794-2423
Conference ID: 5639826
Webcast Link: HERE

A telephone replay will be available through Thursday, May 26, 2022. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 5639826 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed on March 17, 2022, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

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Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

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INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31	March 31
	2022	2021
Net revenue	$18,609,367	$10,617,809
Cost of revenue	8,661,506	1,444,059
Gross profit	9,947,861	9,173,750
Operating expenses
Marketing costs	7,169,449	7,305,784
Compensation	3,157,706	2,737,867
Selling, general and administrative	1,726,672	1,724,978
Total operating expenses	12,053,827	11,768,629
Operating loss	(2,105,966)	(2,594,879)
Interest expense	(999)	(22,389)
Other income, net	17,702	470,000
Net loss	(2,089,263)	(2,147,268)
Other comprehensive income
Unrealized loss on marketable securities	(98,156)	-
Comprehensive loss	(2,187,419)	(2,147,268)

Earnings per share, basic and diluted
Net loss income	($0.02)	($0.02)
Weighted average shares outstanding
Basic	119,282,114	114,430,201
Diluted	119,282,114	114,430,201

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INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	31-Mar	December 31

	2022	2021
Assets

Cash and cash equivalent	$5,743,149	$10,475,964
Marketable securities-short term	2,478,628	1,927,979
Accounts receivable, net	10,049,987	9,265,813
Prepaid expenses and other current assets	2,257,404	1,408,186
Total current assets	20,529,168	23,077,942

Property and equipment, net	1,616,607	1,506,766
Other assets
Marketable securities-long term	762,311	859,512
Intangible assets, net of accumulated amortization	6,387,666	6,720,585
Goodwill	9,853,342	9,853,342
Other assets	1,807,770	1,978,927
Total other assets	18,811,089	19,412,366
Total assets	$40,956,864	$43,997,074

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,516,798	$4,844,716
Accrued expenses and other current liabilities	4,845,010	5,817,823
Total current liabilities	9,361,808	10,662,539

Deferred tax liability	107,000	107,000
Other long-term liabilities	312,359	419,540
Total long-term liabilities	419,359	526,540

Total stockholders' equity	31,175,697	32,807,995
Total liabilities and stockholders' equity	$40,956,864	$43,997,074

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RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended
	March 31	March 31
	2022	2021
Net loss	($2,089,263)	($2,147,268)
Interest Expense	$999	$22,389
Depreciation	356,793	305,528
Amortization	357,178	546,493
EBITDA	(1,374,293)	(1,272,858)
Stock-based compensation	671,158	394,870
Adjusted EBITDA	(703,135)	(877,988)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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